Exhibit 99(a)(1)(B)

COMPANY REPURCHASE ELECTION

ALLIANT TECHSYSTEMS  INC.

2.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

CUSIP Number:  018804AH7

Pursuant to the Company Repurchase Notice

Dated July 20, 2009

TO:	ALLIANT TECHSYSTEMS INC.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Alliant Techsystems Inc. (“ATK”) regarding the right of holders to elect to require ATK to repurchase the Notes and requests and instructs ATK to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued Interest to, but excluding, the Company Repurchase Date, to the registered holder hereof.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.  The Notes shall be repurchased by ATK as of the Company Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s)

NOTICE:  The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Note Certificate Number (if applicable):

Principal amount to be repurchased (if less than all):

Social Security or Other Taxpayer Identification Number: